EXHIBIT 15.1


To the Directors and Shareholders of
   Dean Witter, Discover & Co.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Dean Witter, Discover & Co. and subsidiaries for the periods ended March 31, 1996 and 1995, June 30, 1996 and 1995, and September 30, 1996 and 1995, as indicated in our reports dated May 15, 1996, August 14, 1996, and November 13, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


New York, New York
February 18, 1997